Exhibit 99.1

Montpelier Re Reports Second Quarter Financial Results

•                  Fully converted tangible book value per common share of $25.36, a 4.8% increase for the quarter and 12.6% year-to-date,

•                  An increase in net premiums written of 19% for the quarter (after adjusting for reinstatement premiums and the sale of MUSIC),

•                  Operating EPS of $0.74, highlighted by a 39% loss ratio and 76% combined ratio.

HAMILTON, Bermuda, July 26, 2012 - Montpelier Re Holdings Ltd. (NYSE: MRH), (“Montpelier” or the “Company”), a leading provider of short-tail reinsurance and other specialty lines, today reported its financial results for the second quarter ended June 30, 2012.

Fully converted tangible book value per common share was $25.36, an increase of 4.8% for the quarter and 12.6% year-to-date, after taking into account common share dividends declared during such periods.

Gross premiums written increased by 17% in the quarter, but were up 28% when adjusting for reinstatement premiums ($3 million) and the sale of MUSIC ($15 million). This increase reflects improved pricing conditions and additional capital deployment in property catastrophe lines. Net premiums written were up 8% in the quarter, but were up 19% when adjusting for reinstatement premiums ($3 million) and the sale of MUSIC ($13 million).

The loss ratio for the quarter was 39%, which includes $17 million of net favorable prior-year loss reserve movements.  The combined ratio was 76% for the quarter.

Operating income for the quarter was $0.74 per common share ($44 million) and net income available to common shareholders was $1.06 per common share ($62 million), each expressed after preferred share dividends. The net impact of realized and unrealized gains from investments and foreign exchange, which is included in net income, was $18 million for the quarter.

Net investment income was $17 million, and the total return on the investment portfolio was 1.1% for the quarter.

Christopher Harris, President and Chief Executive Officer, said, “I am pleased with our first half underwriting and investment results, which have yielded 12.6% growth in our fully converted book value per share. In response to improved market conditions, we have increased our exposure in property catastrophe lines, positioning us well for the remainder of the year and into 2013.”

During the second quarter the Company repurchased 2,399,601 common shares at an average price of $20.14 per share ($48 million). Thus far in the third quarter (through July 25, 2012), the Company has repurchased a further 582,735 common shares at an average price of $21.28 per share ($12 million).

As of June 30, 2012, shareholders’ equity was $1.62 billion and total capital was $1.95 billion. The Company also noted that during the quarter A.M. Best upgraded the financial strength rating of Montpelier Reinsurance Ltd., its largest operating subsidiary, to “A” (Excellent).

Please refer to Montpelier’s June 30, 2012 Financial Supplement for more detailed financial information, which is posted on the Company’s website at www.montpelierre.bm.

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found in Montpelier’s public filings with the Securities and Exchange Commission.

Earnings Conference Call:

The Company will conduct a conference call, including a question and answer session, on Friday, July 27, 2012 at 8:00 a.m. Eastern Time.

The presentation will be available via a live audio webcast accessible on the Company’s website at www.montpelierre.bm or by dialing 1-877-317-6789 (US toll free), 1-412-317-6789 (international) or 1-866-605-3852 (Canada toll free). A telephone replay of the conference call will be available through August 27, 2012 by dialing 1-877-344-7529 (toll-free) or 1-412-317-0088 (international) and entering the passcode 10014950.

Contacts:

Montpelier Re Holdings Ltd.

Investors:
William Pollett, 441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

Media:
Jeannine Menzies, 441-299-7570
Corporate Affairs Manager

Application of the Safe Harbor of the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the United States federal securities laws, pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that are not historical facts, including statements about our beliefs and expectations. These statements are based upon current plans, estimates and projections. Forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and various risk factors, many of which are outside the Company’s control. See “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the Securities and Exchange Commission, for specific important factors that could cause actual results to differ materially from those contained in forward- looking statements. In particular, statements using words such as “may,” “should,” “estimate,” “expect,” “anticipate,” “intend,” “believe,” “predict,” “potential,” or words of similar meaning generally involve forward-looking statements.

Important events and uncertainties that could cause our actual results, future dividends on, or repurchases of, our common shares or preferred shares to differ include, but are not necessarily limited to: market conditions affecting the prices of our common shares or preferred shares; the possibility of severe or unanticipated losses from natural or man-made catastrophes, including those that may result from changes in climate conditions, including, but not limited to, global temperatures and expected sea levels; the effectiveness of our loss limitation methods; our dependence on principal employees; our ability to execute the business plans of the Company and its subsidiaries effectively; the cyclical nature of the insurance and reinsurance business; the levels of new and renewal business achieved; opportunities to increase writings in our core property and specialty insurance and reinsurance lines of business and in specific areas of the casualty reinsurance market and our ability to capitalize on those opportunities; the sensitivity of our business to financial strength ratings established by independent rating agencies; the inherent uncertainty of our risk management process, which is subject to, among other things, industry loss estimates and estimates generated by modeling techniques; the accuracy of written premium estimates reported by cedants and brokers on pro-rata contracts and certain excess-of-loss contracts where a deposit or minimum premium is not specified in the contract; the inherent uncertainties of establishing reserves for loss and loss adjustment expenses, unanticipated adjustments to premium estimates; changes in the availability, cost or quality of reinsurance or retrocessional coverage; changes in general economic and financial market conditions; changes in and the impact of governmental legislation or regulation, including changes in tax laws in the jurisdictions where we conduct business; the amount and timing of reinsurance recoverables and reimbursements we actually receive from our reinsurers; the overall level of competition, and the related demand and supply dynamics in our markets relating to growing capital levels in our industry; declining demand due to increased retentions by cedants and other factors; the impact of terrorist activities on the economy; rating agency policies and practices; unexpected developments concerning the small number of insurance and reinsurance brokers upon whom we rely for a large portion of revenues; our dependence as a holding company upon dividends or distributions from our operating subsidiaries; and the impact of foreign currency fluctuations.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED BALANCE SHEETS

(in millions of U.S. dollars, except share and per share amounts)

unaudited

	June 30,		December 31,
	2012		2011
Assets

Fixed maturity investments, at fair value	$2,425.9		$2,390.2
Equity securities, at fair value	37.2		96.1
Other investments	109.9		102.4
Cash and cash equivalents	563.7		340.3
Restricted cash	88.6		128.4

Total Investments and Cash	3,225.3		3,057.4

Reinsurance recoverable on unpaid losses	78.8		77.7
Reinsurance recoverable on paid losses	3.5		7.7
Insurance and reinsurance premiums receivable	353.5		213.4
Unearned reinsurance premiums ceded	51.1		22.0
Deferred insurance and reinsurance acquisition costs	57.7		50.9
Accrued investment income	15.0		16.2
Unsettled sales of investments	88.2		33.9
Other assets	21.6		20.3

Total Assets	$3,894.7		$3,499.5

Liabilities

Loss and loss adjustment expense reserves	$1,029.9		$1,077.1
Debt	327.9		327.8
Unearned insurance and reinsurance premiums	418.3		265.9
Insurance and reinsurance balances payable	77.6		44.0
Liability for investment securities sold short	127.7		136.3
Unsettled purchases of investments	251.0		69.9
Accounts payable, accrued expenses and other liabilities	37.6		29.2

Total Liabilities	2,270.0		1,950.2

Shareholders’ Equity

Non-cumulative preferred shares	150.0		150.0
Common shares and additional paid-in capital	1,093.4		1,165.7
Common shares held in treasury, at cost	(30.2)		(22.0)
Retained earnings	416.8		259.7
Accumulated other comprehensive loss	(5.3)		(4.1)

Total Shareholders’ Equity	1,624.7		1,549.3

Total Liabilities and Shareholders’ Equity	$3,894.7		$3,499.5

Common and common equivalent shares outstanding:

Common shares outstanding (000s)	56,562	sh	60,864	sh
Common and common equivalent shares outstanding (000s)	58,150		61,625

MONTPELIER RE HOLDINGS LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in millions of U.S. dollars, except per share amounts)

unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Underwriting revenues

Gross insurance and reinsurance premiums written	$253.5	$217.2	$513.2	$471.3
Ceded reinsurance premiums	(42.7)	(22.9)	(82.4)	(50.5)
Net insurance and reinsurance premiums written	$210.8	$194.3	$430.8	$420.8

Gross insurance and reinsurance premiums earned	$176.1	$172.5	$360.2	$354.7
Earned reinsurance premiums ceded	(29.7)	(20.1)	(53.3)	(36.2)
Net insurance and reinsurance premiums earned	146.4	152.4	306.9	318.5

Underwriting expenses

Loss and loss adjustment expenses - current year	(73.9)	(124.1)	(146.6)	(406.1)
Loss and loss adjustment expenses - prior year	16.7	19.7	45.4	53.3
Insurance and reinsurance acquisition costs	(23.6)	(26.3)	(48.4)	(51.0)
Operating expenses	(20.8)	(22.9)	(40.9)	(45.0)
Incentive compensation expenses	(10.2)	(2.6)	(15.8)	(4.5)

Underwriting income (loss)	34.6	(3.8)	100.6	(134.8)

Net investment income	17.2	17.1	34.8	34.6
Other revenue	0.2	0.1	0.7	0.1
Net realized and unrealized investment gains	13.3	9.4	45.7	26.0
Net foreign exchange gains	2.9	2.3	0.3	0.3
Net income from derivative instruments	2.1	3.9	3.6	3.3
Interest and other financing expenses	(4.8)	(4.9)	(9.8)	(10.8)
Income tax benefit (expense)	—	(0.5)	—	0.6

Net income (loss)	65.5	23.6	175.9	(80.7)

Dividends declared on non-cumulative preferred shares	(3.4)	(2.4)	(6.7)	(2.4)

Net income (loss) available to common shareholders	$62.1	$21.2	$169.2	$(83.1)

Net income (loss)	$65.5	$23.6	$175.9	$(80.7)

Net change in foreign currency translation	(1.6)	0.9	(1.2)	1.4

Comprehensive income (loss)	$63.9	$24.5	$174.7	$(79.3)

Net income (loss) available to common shareholders per share	$1.06	$0.33	$2.82	$(1.34)

Insurance ratios:

Loss and loss adjustment expense ratio:
Current year	50.6%	81.5%	47.7%	127.4%
Prior year	-11.4%	-12.9%	-14.8%	-16.7%
Loss and loss adjustment expense ratio	39.2%	68.6%	32.9%	110.7%
Acquisition costs ratio	16.1%	17.3%	15.8%	16.0%
Operating expense ratio	14.2%	15.0%	13.4%	14.2%
Incentive compensation expense ratio	7.0%	1.7%	5.1%	1.4%
Combined ratio	76.5%	102.6%	67.2%	142.3%

MONTPELIER RE HOLDINGS LTD.

RECONCILIATION OF NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS

TO OPERATING INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS (1)

(in millions of U.S. dollars)

unaudited

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011

Net income (loss) available to common shareholders	$62.1	$21.2	$169.2	$(83.1)

Add (subtract):
Net realized investment gains	(7.4)	(5.1)	(35.6)	(12.2)
Net unrealized investment gains	(5.9)	(4.3)	(10.1)	(13.8)
Net losses (gains) from investment-related derivative instruments (2)	(0.8)	(0.3)	(2.5)	0.5
Net foreign exchange gains	(2.9)	(2.3)	(0.3)	(0.3)
Net gains from foreign exchange-related derivative instruments (2)	(1.5)	(4.0)	(1.4)	(4.4)

Operating income (loss) available to common shareholders	$43.6	$5.2	$119.3	$(113.3)

Operating income (loss) available to common shareholders per share	$0.74	$0.08	$1.99	$(1.82)

MONTPELIER RE HOLDINGS LTD.

BOOK VALUE PER COMMON SHARE (1)

unaudited

	June 30,	March 31,		Dec. 31,		June 30,
	2012	2012		2011		2011
Book value per share numerators (in millions of U.S. dollars):

Shareholders’ equity	$1,624.7	$1,615.1		$1,549.3		$1,620.2

less: Non-cumulative preferred shares	(150.0)	(150.0)		(150.0)		(150.0)

[A] Book value per common share numerator (common shareholders’ equity)	1,474.7	1,465.1		1,399.3		1,470.2

Intangible asset (3)	—	—		—		(4.8)

[B] Fully converted tangible book value per common share numerator	$1,474.7	$1,465.1		$1,399.3		$1,465.4

Book value per share denominators (in thousands of common shares):

[C] Common shares outstanding	56,562	58,923	sh	60,864	sh	61,582	sh

Restricted share units outstanding	1,588	1,377		761		1,345

[D] Fully converted book value per common share denominator	58,150	60,300	sh	61,625	sh	62,927	sh

Book value per common share [A] / [C]	$26.07	$24.86		$22.99		$23.87
Fully converted book value per common share [A] / [D]	25.36	24.30		22.71		23.36
Fully converted tangible book value per common share [B] / [D]	25.36	24.30		22.71		23.29

Change in fully converted tangible book value per common share: (4)

From March 31, 2012	4.8%
From December 31, 2011	12.6%
From June 30, 2011	10.7%

(1)         These measures constitute “non-GAAP financial measures” as defined in Regulation G and as further described herein.

(2)         Represents the portion of our net income or expense from derivative instruments that constitute investment and foreign exchange gains and losses.

(3)         Represents the value of excess and surplus lines licenses and authorizations we acquired in 2007. We realized the full value of this asset in connection with our December 2011 sale of Montpelier U.S. Insurance Company

(4)         Computed as the change in fully converted tangible book value per common share after taking into account common dividends declared of $0.105, $0.21 and $0.415 during the three, six and twelve month periods ended June 30, 2012, respectively.